Exhibit 99.1

Porter Bancorp, Inc. Reports $6.5 Million Improvement over Fourth Quarter 2012

First Quarter 2013 Net Loss of $524,000

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 30, 2013--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported unaudited results for the first quarter of 2013.

The Company reported a net loss available to common shareholders of $524,000, or ($0.04) per diluted share, for the first quarter of 2013 compared with net income of $985,000, or $0.08 per diluted share, for the first quarter of 2012. The first quarter 2012 results included a $2.0 million gain on sale of securities that was not repeated in the first quarter of 2013.

The first quarter 2013 loss of $524,000 represents a $6.5 million improvement compared with the $7.0 million loss reported in the fourth quarter of 2012. The reduced loss benefited from a $6.6 million reduction in the provision for loan losses, higher non-interest income, and lower non-interest expense, including a $2.1 million reduction in other real estate owned expenses, compared with the fourth quarter of 2012.

The provision for loan losses decreased significantly in the first quarter of 2013 to $450,000 compared to $3.8 million in the first quarter of 2012. The decrease was primarily attributable to the reduction in the loan portfolio size, the slower pace of loans migrating downward in risk grade classification, and lower credit costs for declining collateral values for collateral dependent loans.

We have successfully reduced the size of our balance sheet over the past twelve months in accordance with our capital plan. Average assets were $1.15 billion in the first quarter of 2013 compared to $1.41 billion in the first quarter of 2012. This was accomplished primarily by reducing our commercial real estate and construction and development loans within our loan portfolio and through the redemption of higher cost certificates of deposit accounts. The reduction of our balance sheet was the primary driver for net interest income declining by $3.2 million to $8.3 million in the first quarter of 2013 compared to $11.5 million in the first quarter of 2012. Additionally, our net interest margin declined to 3.07% in the first quarter of 2013 compared to 3.45% in the first quarter of 2012 and 3.19% in the fourth quarter of 2012.

Financial performance continues to be negatively impacted by the Bank’s high level of non-performing loans and other real estate owned. Non-performing assets, which include loans past due 90 days and still accruing, loans on nonaccrual, and other real estate owned, increased to $165.1 million, or 14.58% of total assets, compared with $138.3 million, or 11.89% of total assets, at December 31, 2012.

Non-accrual loans increased to $120.9 million, or 14.62% of total loans, at March 31, 2013, compared with $94.6 million, or 10.52% of total loans, at December 31, 2012. The increase was primarily attributable to loans for two significant borrowing relationships, which together totaled $36.2 million, being placed on non-accrual. At December 31, 2012, these relationships were past due 30-59 days and 60-89 days, respectively. The increase in non-accrual loans was partially offset by net loan charge-offs in the first quarter of 2013 which totaled $17.3 million. These elevated charge-offs were primarily the result of relieving specific reserves for loans that were deemed to be collateral dependent, in accordance with regulatory guidance.

Total past due and non-accrual loans decreased approximately $21.2 million to $132.0 million at March 31, 2013 from $153.1 million at December 31, 2012.

	March 31, 2013	December 31, 2012	Increase/ (Decrease)
	(in thousands)
Past Due Loans:
30 – 59 Days	$8,052	$38,219	$(30,167)
60 – 89 Days	2,960	20,303	(17,343)
90 Days and Over	—	86	(86)

Nonaccrual Loans	120,943	94,517	26,426
Total Past Due and Nonaccrual Loans	$131,955	$153,125	$(21,170)

Foreclosed properties at March 31, 2013 increased to $44.2 million compared with $43.7 million at December 31, 2012, and $35.6 million at March 31, 2012. The Company acquired $3.7 million in other real estate owned and sold $2.9 million in other real estate owned during the first quarter of 2013. Fair value write-downs arising from new appraisals or lower marketing prices totaled $307,000 in the first quarter of 2013 compared to $480,000 in the first quarter of 2012 and $2.1 million in the fourth quarter of 2012.

At March 31, 2013, PBI Bank’s Tier 1 leverage ratio was 5.95% compared to 5.37% at December 31, 2012 and its Total risk-based capital ratio was 10.29% at March 31, 2013 compared to 9.82% at December 31, 2012, which are below the minimums of 9.0% and 12.0% required by the Bank’s Consent Order. At March 31, 2013, Porter Bancorp’s leverage ratio was 4.91%, compared with 4.50% at December 31, 2012, and its Total risk-based capital ratio was 10.16% compared with 9.81% at December 31, 2012.

We are continuing our efforts to strengthen our capital levels and comply with the Consent Order. Management and the Board of Directors are evaluating appropriate strategies for increasing the Company’s capital in order to meet the capital requirements of our Consent Order. These include, among other things, a possible public offering or private placement of common stock to new and existing shareholders. As previously announced, Sandler O’Neill & Partners, LP is acting as our financial advisor and assisting our Board in this evaluation. Asset quality remediation, capital restoration, and lowering the risk profile of the Company continue to be major objectives during 2013 as well as delivering quality financial products and services to our customers throughout the Commonwealth of Kentucky.

PBIB-G

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the first quarter ending March 31, 2013 follows.

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/13	12/31/12	3/31/12

Income Statement Data
Interest income	$11,258	$13,175	$15,755
Interest expense	2,960	3,601	4,301

Net interest income	8,298	9,574	11,454
Provision for loan losses	450	7,000	3,750

Net interest income after provision	7,848	2,574	7,704

Service charges on deposit accounts	493	566	554
Income from fiduciary activities	517	374	251
Bank card interchange fees	172	174	174
Other real estate owned income	112	178	37
Gains on sales of loans originated for sale	58	78	45
Gains (losses) on sales of securities, net	—	(294)	2,019
Other	295	330	365

Non-interest income	1,647	1,406	3,445

Salaries & employee benefits	4,139	4,090	4,312
Occupancy and equipment	931	816	886
Other real estate owned expense	791	2,883	1,257
FDIC insurance	639	571	873
Franchise tax	537	494	592
Loan collection expense	1,035	704	360
Professional fees	406	286	356
Communications expense	175	187	180
Postage and delivery	113	115	122
Insurance expense	151	77	97
Other	647	610	612

Non-interest expense	9,564	10,833	9,647

Income (loss) before income taxes	(69)	(6,853)	1,502
Income tax expense	—	—	—

Net income (loss)	(69)	(6,853)	1,502
Less:
Dividends on preferred stock	438	438	437
Accretion on preferred stock	45	45	45
Earnings (loss) allocated to participating securities	(28)	(343)	35

Net income (loss) available to common	$(524)	$(6,993)	$985

Weighted average shares – Basic	11,847,907	11,762,330	11,735,451
Weighted average shares – Diluted	11,847,907	11,762,330	11,735,451

Basic earnings (loss) per common share	$(0.04)	$(0.59)	$0.08
Diluted earnings (loss) per common share	$(0.04)	$(0.59)	$0.08
Cash dividends declared per common share	$0.00	$0.00	$0.00

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/13	12/31/12	3/31/12

Average Balance Sheet Data
Assets	$1,151,816	$1,264,867	$1,412,606
Loans	872,505	928,974	1,119,181
Earning assets	1,111,469	1,201,711	1,350,878
Deposits	1,053,884	1,162,015	1,279,287
Long-term debt and advances	37,169	37,710	39,551
Interest bearing liabilities	983,481	1,085,424	1,207,855
Stockholders’ equity	47,749	53,229	84,659

Performance Ratios
Return on average assets	(0.02)%	(2.16)%	0.43
Return on average equity	(0.59)	(51.22)	7.14
Yield on average earning assets (tax equivalent)	4.15	4.38	4.73
Cost of interest bearing liabilities	1.22	1.32	1.43
Net interest margin (tax equivalent)	3.07	3.19	3.45
Efficiency ratio	96.17	96.09	74.90

Loan Charge-off Data
Loans charged-off	$(17,962)	$(5,008)	$(2,582)
Recoveries	671	669	206

Net charge-offs	$(17,291)	$(4,339)	$(2,376)
Non-Accrual Loan Activity
Non-accrual loans at beginning of period	$94,517	$88,632	$92,020
Net principal pay-downs	(4,105)	(3,576)	(5,240)
Charge-offs	(17,472)	(3,856)	(2,312)
Loans foreclosed and transferred to OREO	(3,648)	(1,998)	(3,829)
Loans placed on non-accrual during the period	51,651	15,315	16,591

Non-accrual loans at end of period	$120,943	$94,517	$97,230

Troubled Debt Restructurings (TDRs):
Accruing	$55,171	$77,344	$85,327
Non-accrual	52,592	40,464	46,171
Total	$107,763	$117,808	$131,498

Other Real Estate Owned (OREO) Activity (Net of Allowance)
OREO at beginning of period	$43,671	$48,837	$41,449
Real estate acquired	3,680	1,997	4,216
Valuation adjustment write-downs	(307)	(2,064)	(480)
Proceeds from sales of properties	(2,655)	(4,908)	(9,210)
Loss on sales, net	(197)	(191)	(402)
Capital improvements	—	—	1

OREO at end of period	$44,192	$43,671	$35,574

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of	As of	As of
	3/31/13	12/31/12	3/31/12

Assets
Loans	$827,076	$899,092	$1,098,712
Loan loss reserve	(39,839)	(56,680)	(53,953)

Net loans	787,237	842,412	1,044,759
Mortgage loans held for sale	—	507	250
Securities available for sale	183,247	178,476	174,918
Federal funds sold & interest bearing deposits	62,505	41,161	62,560
Cash and due from financial institutions	8,683	8,411	10,047
Premises and equipment	20,667	20,805	21,296
Other real estate owned	44,192	43,671	35,574
Deferred tax assets	—	—	—
Accrued interest receivable and other assets	26,338	27,188	40,219

Total Assets	$1,132,869	$1,162,631	$1,389,623

Liabilities and Equity
Certificates of deposit	$739,934	$760,573	$951,503
Interest checking	83,522	87,234	85,608
Money market	62,111	63,715	63,701
Savings	41,952	39,227	38,631

Total interest bearing deposits	927,519	950,749	1,139,443
Demand deposits	108,841	114,310	114,304

Total deposits	1,036,360	1,065,059	1,253,747
Federal funds purchased & repurchase agreements	2,853	2,634	1,926
FHLB advances	5,324	5,604	6,789
Junior subordinated debentures	31,525	31,975	32,425
Accrued interest payable and other liabilities	10,069	10,169	11,945

Total liabilities	1,086,131	1,115,441	1,306,832
Stockholders’ equity	46,738	47,190	82,791

Total Liabilities and Stockholders’ Equity	$1,132,869	$1,162,631	$1,389,623

Ending shares outstanding	12,139,975	12,002,421	11,822,102
Book value per common share	$0.70	$0.74	$3.76
Tangible book value per common share	0.55	0.58	3.57

Asset Quality Data
Loan 90 days or more past due still on accrual	$—	$86	$733
Non-accrual loans	120,943	94,517	97,230

Total non-performing loans	120,943	94,603	97,963
Real estate acquired through foreclosures	44,192	43,671	35,574
Other repossessed assets	—	—	11

Total non-performing assets	$165,135	$138,274	$133,548

Non-performing loans to total loans	14.62%	10.52%	8.92%
Non-performing assets to total assets	14.58	11.89	9.61
Allowance for loan losses to non-performing loans	32.94	59.91	55.07
Allowance for loan losses to total loans	4.82	6.30	4.91

Risk-based Capital Ratios
Tier I leverage ratio	4.91%	4.50%	7.30%
Tier I risk-based capital ratio	6.77	6.46	9.68
Total risk-based capital ratio	10.16	9.81	11.68

FTE employees	264	278	298

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, President, 502-499-4800